EXHIBIT 99.1

McClean Appointed Executive Vice President and Chief Operating Officer of CMC; Zoellner Named President of Marketing and Distribution Segment

DALLAS, Sep 21, 2004 /PRNewswire-FirstCall via COMTEX/ — Stanley A. Rabin, Chairman of the Board, President and Chief Executive Officer of Commercial Metals Company (NYSE: CMC) announced today the selection by the CMC Board of Murray R. McClean as Executive Vice President and Chief Operating Officer of the Company. This is a new position.

McClean will be responsible for the direction, coordination and administration of all CMC operations as well as assisting the CEO with strategic planning of business development. McClean will assume his new responsibilities effective immediately.

McClean joined Commercial Metals Company in 1985 as managing director of its marketing and distribution office in Sydney, Australia. In 1993 he was appointed President of the International Division of the Marketing and Distribution segment. Following his appointment as President of CMC’s Marketing and Distribution segment in 1999, McClean relocated to the Company’s headquarters in Dallas, Texas.

Hanns Zoellner was named to replace McClean as President of the CMC Marketing and Distribution segment and Vice President of CMC. Zoellner will be responsible for overseeing the segment’s International Divisions in Europe, Asia and Australia as well as its North American operations. Zoellner joined CMC initially in 1981 and, following a short period away, returned to CMC in 1991. Most recently he served as President of the International Division - Europe. His responsibilities will continue to include oversight of the CMC Zawiercie steel operation in Poland.

Commercial Metals Company and subsidiaries manufacture, recycle and market steel and metal products, related materials and services through a network including steel minimills, steel fabrication and processing plants, construction-related product warehouses, a copper tube mill, metal recycling facilities and marketing and distribution offices in the United States and in strategic overseas markets.

SOURCE Commercial Metals Company

Debbie Okle, Director, Public Relations of Commercial Metals Company, +1-214-689-4354
/Company News On-Call: http://www.prnewswire.com/comp/118231.html

http://www.commercialmetals.com